UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2012

Enova Systems, Inc.
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                      Notice of Delisting of Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing

On April 17, 2012, Enova Systems, Inc. (the “Company”) received notice (the “Notice”) from the NYSE Amex LLC (the “Exchange”) indicating that the Company is not in compliance with one of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”), and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.  Specifically, the Company is not in compliance with Section 1003(a)(iii) with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in five consecutive fiscal years.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by May 17, 2012 addressing how the Company intends to regain compliance with the continued listing standards of the Company Guide within a maximum of 18 months (the “Plan Period’).  The Company is taking steps to prepare and submit such a plan to the Exchange on or before May 17, 2012.  Per the Notice, if the Company does not submit such a plan or the plan is not accepted by the Exchange, the Company will become subject to delisting proceedings.  Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards of the Company Guide by October 15, 2013 or if the Company is not making progress consistent with the plan during the Plan Period, the Exchange staff will initiate delisting procedures as appropriate.  In such event, the Company may appeal an Exchange staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

On April 20, 2012, the Company issued a press release regarding the Notice.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

Exhibit 99.1                                Press release dated April 20, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 20, 2012	Enova Systems, Inc. By: /s/ Michael Staran Michael Staran President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 20, 2012